                       UTILITIES AND SERVICES AGREEMENT
                       --------------------------------

     AGREEMENT entered into as of the 28th day of July, 2000, by and between BORDEN CHEMICAL, INC., a Delaware corporation with an office at 180 East Broad Street, Columbus, Ohio 43215 (hereinafter called "BCI"), and BORDEN CHEMICALS AND PLASTICS OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership with offices at Highways 73 and 30, Geismar, LA 70734 (hereinafter called "BCP");

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, pursuant to an Agreement to Sell and Purchase dated January 26, 2000, BCP has sold to BCI approximately 8.7 acres of land located in Ascension Parish, Louisiana, identified on the site plan attached hereto as Exhibit A and made a part hereof, on which property BCI has erected facilities for the production and storage of formaldehyde, meth-a-form and related products (hereinafter referred to as the "New BCI Plant"); and

     WHEREAS, contemporaneously with the execution and delivery of this Agreement BCI has, pursuant to a Conveyance and Transfer Agreement dated June 27, 2000 (the "Conveyance Agreement"), purchased certain assets from BCP located in Ascension Parish, Louisiana, identified in Exhibit A, and the methanol dock, formaldehyde plants, storage tanks and related equipment thereon (but excluding certain assets related to the production of methanol, as to which BCI holds an option to purchase under the Conveyance Agreement) (hereinafter referred to as the "Acquired Plants"); and

     WHEREAS, BCP shall continue to own and operate a chemical plant complex on adjacent land in Ascension Parish, Louisiana, identified in Exhibit A (hereinafter the

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"BCP Plant"), including, but not limited to facilities for the production and distribution of certain utilities and services described herein; and

     WHEREAS, BCI desires to procure from BCP certain services to support the operation of the New BCI Plant and the Acquired Plants and BCP desires to procure from BCI certain utilities and services to support the operation of the BCP Plant;

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, BCI and BCP agree as follows:

     1  BCP Supplied Utilities.
     --------------------------

     (a)  Firewater Supply.  BCP shall allow BCI to tie the New BCI Plant and
          -----------------
          the Acquired Plants into the firewater system for the BCP Plant at the approximate tie-in locations shown in Exhibit B, attached hereto and made a part hereof. BCP, at its own cost and expense, shall maintain the firewater system in good condition and repair, in accordance with past practice, up to the point of BCI's tie-ins. BCI, at its own cost and expense, shall be responsible for maintaining the tie-ins and all subsequent portions of the BCI firewater system. Water from the firewater system will be used only for testing and emergency purposes. All firewater supplied hereunder shall be supplied for the charge and shall meet the specifications set forth in Exhibit C, attached hereto and made a part hereof.

     (b)  Potable Water Supply.  BCP shall sell, and BCI shall purchase and
          ---------------------
          accept, BCI's requirements of potable water for the New BCI Plant and the Acquired Plants at the Point(s) of Transfer shown on Exhibit B. BCP, at its own cost and expense, shall be responsible for maintaining the potable water system in good condition and repair, in accordance with past practice, up to the Points of Transfer. BCI, at its own cost and expense, shall be responsible for maintaining the valves and tie-ins at the Points of Transfer and all subsequent portions of the BCI Plant potable water system. All potable water supplied hereunder shall be supplied for the charge and shall meet the specifications set forth in Exhibit C.

          (c)  Demineralized Water Supply.  BCP shall sell, and BCI shall
               ---------------------------
               purchase and accept, BCI's requirements of demineralized water for the New BCI Plant and the Acquired Plants at the Point(s) of Transfer shown on Exhibit B. BCP, at its own cost and expense, shall be responsible for maintaining the demineralized water system in good condition and repair, in accordance with past practice, up to the Points of Transfer. BCI, at its own cost and expense, shall be responsible for maintaining the valves and tie-ins at the Points of Transfer and all subsequent portions of the BCI demineralized water system. All demineralized water supplied hereunder shall be supplied for the charge and shall meet the specifications set forth in Exhibit C.

          (d)  Clarified Water Supply.  BCP shall sell, and BCI shall purchase
               -----------------------
               and accept, BCI's requirements of clarified water for the New BCI Plant and the Acquired Plants at the Point(s) of Transfer shown on Exhibit B. BCP, at its own cost and expense, shall be responsible for maintaining the clarified water system in good condition and repair, in accordance with past practice, up to the Points of Transfer. BCI, at its own cost and expense, shall be responsible for maintaining all valves and tie-ins at the Points of Transfer and all subsequent portions of the BCI clarified water system. All clarified water supplied hereunder shall be supplied for the charge and shall meet the specifications set forth in Exhibit C.

           (e) Instrument Air.  BCP shall sell, and BCI shall purchase and
               ---------------
               accept, BCI's requirements of the Acquired Plants for instrument air, up to a maximum of 250 SCFM, at the Point(s) of Transfer shown on Exhibit B. BCP, at its own cost and expense, shall be responsible for maintaining the instrument air system in good condition and repair, in accordance with past practice, up to the Point(s) of Transfer. BCI, at its own cost and expense, shall be responsible for maintaining all valves and tie-ins at the Points of Transfer and all subsequent portions of the instrument air system of the Acquired Plants. Instrument air shall be delivered for the charge and shall meet the specifications set forth in Exhibit C. AT NO TIME SHALL BCI USE INSTRUMENT AIR AS BREATHING AIR OR UTILITY AIR.

          (f)  Breathing Air.  BCP shall allow BCI to tie the Acquired Plants
               --------------
               into the breathing air system for the BCP Plant at the approximate tie-in locations shown on Exhibit B. BCP, at its own cost and expense, shall be responsible for maintaining the breathing air system in good condition and repair, in accordance with past practice, up to the point of BCI's tie-ins. BCI, at its own cost and expense, shall be responsible for maintaining the tie-ins and all subsequent portions of the BCI breathing air system. Air from the breathing air system shall be used only for emergency purposes. Breathing air shall be delivered for the charge and shall meet the specifications set forth in Exhibit C.

          (g)  Nitrogen.  BCP shall sell, and BCI shall purchase and accept,
               ---------
               BCI's requirements of nitrogen for the Acquired Plants at the Point(s) of Transfer shown on Exhibit B. BCP, at its own cost and expense, shall be responsible for maintaining the nitrogen delivery system in good condition and repair, in accordance with past practice, up to the Points of Transfer. BCI, at its own cost and expense, shall be responsible for maintaining all valves and tie-ins at the Points of Transfer and all subsequent portions of the nitrogen delivery system. All nitrogen sold hereunder shall be supplied for the charge and shall meet the specifications set forth in Exhibit C.

          (h)  Steam.  BCP shall sell, and BCI shall purchase and accept,
               ------
               steam required for the Acquired Plants (in excess of steam produced by the Acquired Plants), up to a maximum of 35,000 pounds per hour, at the Point(s) of Transfer shown on Exhibit B. BCP, at its own cost and expense, shall be responsible for maintaining the steam delivery system in good condition and repair, in accordance with past practice, up to the Points of Transfer. BCI, at its own cost and expense, shall be responsible for maintaining all valves and tie-ins at the Points of Transfer and all subsequent portions of the steam delivery system of the Acquired Plants. All steam sold hereunder shall be supplied for the charge and shall meet the specifications set forth in Exhibit C.

          (i)  Electrical Distribution.  BCP shall allow BCI to tie the
               ------------------------
               Acquired Plants into the electrical distribution system for the BCP Plant at the approximate tie-in

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               locations shown on Exhibit B. BCP, at its cost and expense, shall maintain the electrical distribution system in good condition and repair, in accordance with past practices, up to the point of BCI's tie-ins. The BCP electrical distribution system shall be made available to BCI on the terms set forth in Exhibit C. BCP shall have the right to determine and control the sequence of any curtailment of electric power distributed though its system, including electrical power to the Acquired Plants, pursuant to the written curtailment plan developed by BCP and attached hereto as Exhibit D. BCP shall be entitled, from time to time, to make reasonable modifications to such curtailment plan, provided the modifications are shared with BCI and such modified curtailment plan shall provide a fair allocation of available power among the parties. BCP shall charge BCI the infrastructure charge set forth in Exhibit C. While BCI receives electric power for the Acquired Plants through the BCP distribution system, BCI shall at all times be required to purchase its electric power from a source other than BCP which is not selling electrical power or transmission/distribution services to BCI under this Agreement.

          (j)  Flare.  BCP shall allow BCI to vent process waste gas from
               ------
               Formaldehyde Plant Number 1 (which is one of the Acquired Plants) into the cold box flare system for the BCP Plant at the approximate tie-in locations shown on Exhibit B. BCP, at its cost and expense, shall maintain the flare system in good condition and repair, in accordance with past practices, up to the point of BCI's tie-ins. The BCP flare system shall be made available to BCI on the terms set forth in Exhibit C.

          (k)  Additional Capacity.  BCI shall have the right, upon not less
               --------------------
               than six (6) months advance written notice to BCP, to acquire from BCP additional capacities of demineralized water, clarified water or potable water at either the New BCI Plant or the Acquired Plants to accommodate improvements, alterations or expansions at either the New BCI Plant or the Acquired Plants, but not to exceed 130 gpm in the case of demineralized water, 180 gpm in the case of clarified water and 20 gpm in the case of potable water (collectively the "Expansion Amount") over the flow rates set forth in Exhibit C. In the event BCI shall exercise this right, there shall be a corresponding proportional adjustment in the infrastructure charge set forth in Exhibit C for each type of water. In the event that BCI desires to increase its usage in excess of the Expansion Amount, then BCP and BCI shall negotiate in good faith regarding the terms, conditions and costs on which such additional capacity may be provided. BCP shall decide, in its sole discretion, whether to provide such additional capacity. If BCP declines to provide such additional capacity, BCI may elect to reduce the amounts purchased by it for demineralized water, clarified water and potable water under this Agreement by giving BCP not less than six (6) months advance written notice of such election.

           2.  BCI Supplied Services.
           --------------------------

           (a)  Steam.  To the extent that BCI generates steam as a result
                ------
                of formaldehyde production in the Acquired Plants which is not required by BCI for its internal use, BCI shall sell to BCP, and BCP shall, to the extent steam is required by the BCP Plant, purchase and accept, such steam up to a maximum of 30,000 pounds per hour, at the Point(s) of Transfer shown in Exhibit B; but, in no event when steam is available from BCI, shall BCP purchase less than the amount of steam BCI purchases for the same period from BCP pursuant to Section 1(h). BCI, at its own cost and expense, shall be responsible for maintaining the steam delivery system in good condition and repair, in accordance with past practice, up to the Points of Transfer, and BCP, at its own cost and expense, shall be responsible for maintaining all valves and tie-ins at the Points of Transfer and all subsequent portions of the steam delivery system. All steam sold hereunder shall be supplied for the charge and shall meet the specifications set forth in Exhibit C.

           (b)  Vent Gas. To the extent that BCI generates vent gas as a
                ---------
                result of formaldehyde production in the Formaldehyde I plant (which is in the Acquired Plants) that is not required by BCI for its internal use, including, but not limited to, use in the urea plant incinerator acquired by BCI from BCP, BCI shall sell to BCP, and BCP shall, to the extent vent gas is required by it for use in BCP's VCM-E plant incinerator, giving such vent gas preference over the use natural of gas but not over other internal BCP sources of vent gas, purchase and accept, such vent gas, up to a maximum of 40 million Btu's per hour, at the Points of Transfer shown in Exhibit B. BCP agrees that, during the initial two years of this Agreement, it will, if and to the extent such quantity of vent gas is available from BCI at all times when the VCM-E plant incinerator is operating normally, purchase a minimum of 216,000 mm BTU's of vent gas per year from BCI. BCI, at its own cost and expense, shall be responsible for maintaining the vent gas delivery system in good condition and repair, in accordance with past practice, up to the Point of Transfer, including all valves and tie-ins at the Points of Transfer. BCP, at its sole cost and expense, shall be responsible for maintaining from the Points of Transfer, all subsequent portions of the vent gas delivery system. All vent gas shall be sold for the charge and shall meet the specifications set forth in Exhibit C.

            3.  Wastewater
            --------------

            (a) BCI may discharge into the existing bio plant and deepwell treatment facilities of the BCP Plant, at the Point(s) of Transfer shown on Exhibit B, wastewater generated by the Acquired Plants primarily consisting of process wastewater, cooling tower and boiler blowdown and water from the existing methanol scrubbers located in the tank farm and barge dock areas conveyed by BCP to BCI as part of the Purchased Assets pursuant to the Conveyance Agreement. BCI, at its own cost and expense, shall be responsible for maintaining the process wastewater delivery system for the Acquired Plants in good condition and repair, in accordance with past practice, up to the Points of Transfer, including all valves and tie-ins at the Points of Transfer. BCP, at its sole cost and expense, shall be responsible for maintaining from the Points of Transfer all subsequent portions of the wastewater treatment system. BCI will pay the charge specified in Exhibit C, and the wastewater tendered by BCI hereunder shall also meet the specifications and shall not exceed the limits set forth in Exhibit C. BCP retains the right to refuse to accept any

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                wastewater from BCI which does not meet the specifications set forth in Exhibit C.

            (b) BCP will allow BCI to install a three-inch connection, at the approximate location shown on Exhibit B, to BCP's wastewater outfall piping leading to the Mississippi River. BCI shall have the right to use the outfall piping for the purpose of discharging non-contact cooling water blowdown, boiler blowdown and treated sanitary wastewater of the New BCI Plant. BCI agrees to obtain its own separate LPDES permit for this discharge from the Louisiana Department of Environmental Quality. This right shall survive any termination of this Agreement.

            (c) BCI shall be entitled to discharge sanitary waste from the
                Acquired Plants into the sanitary sewer system for the BCP Plant at the Point of Transfer shown on Exhibit B. BCP shall, at its own cost and expense, be responsible for maintaining the sanitary sewer system in good condition and repair, in accordance with past practice, up to BCI's tie-ins. BCI shall, at its own cost and expense, be responsible for maintaining all subsequent (up stream) portions of BCI's sanitary sewer delivery system. BCI will pay the charge specified in Exhibit C, and the sanitary waste tendered by BCI shall also meet the specifications and shall not exceed the limit set forth in Exhibit C. BCP retains the right to refuse to accept any sanitary waste from BCI which would cause BCP to be in violation of any environmental, health or safety law, regulation, order or permit.

            (d) BCI shall have the right, upon not less than six (6) months advance written notice to BCP, to acquire from BCP additional capacity for the discharge of wastewater from the Acquired Plants meeting the specifications on quality set forth in Exhibit C to accommodate improvements, alterations or expansions at the Acquired Plants, but not to exceed 20 additional gpm of wastewater to the bioplant and deepwell facilities (collectively the "Wastewater Expansion Amount") over the maximum flow rates set forth in Exhibit C. In the event BCI shall exercise this right, there shall be a corresponding proportional adjustment in the infrastructure charge set forth in Exhibit C for wastewater to the bioplant and/or deepwell. In the event BCI desires to increase its discharge volume in excess of the Wastewater Expansion Amount, BCP and BCI shall negotiate in good faith regarding the terms, conditions and costs on which such additional capacity may be provided. BCP shall determine, in it sole discretion, whether to provide such additional capacity and the terms therefor. If BCP declines to provide such additional capacity, BCI may elect to reduce the volume of wastewater discharged by it into the BCP treatment facilities by giving BCP not less than six (6) months advance written notice of such election.

            4.  Truck Scales.  BCI shall have the right to use BCP's truck
                ------------
                scales located at the BCP Plant along Highway 73 near Gate 1 on the terms set forth in Exhibit C.

            5.  Vinyl Esters and Methanol Load Out.  When called upon to do so
                ----------------------------------
                by BCP, BCI will provide properly trained operators, during normal working

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            hours, to operate the vinyl esters load-out equipment on the BCP property adjacent to BCI's tank farm to load trucks provided by BCP and to operate the methanol load-out equipment at the Acquired Plants to load trucks for a charge of two cent per gallon and rail cars for a charge of one cent per gallon (hereinafter the "Throughput Fee") provided by BCP. The Throughput Fee shall be adjusted as of October 1, 2001, and annually thereafter, by an amount equal to the percentage increase, if any, in the hourly rate of pay for the tank farm operating technician employed at the tank farm area of the Acquired Plant (whether by BCI or an independent contractor having a pay scale escalating reasonably within industry norms) compared to the rate of pay for the same classification as of October 1, 2000, or the last annual adjustment date, as the case may be. BCP shall, at its sole cost and expense, be responsible for maintaining all vinyl esters load out equipment in good order and condition, in accordance with past practice, and BCI shall, at its sole cost and expense, be responsible for maintaining all methanol load out equipment in good order and condition, in accordance with past practice. BCP shall be responsible for all other duties and obligations with respect to the shipping and delivery of products to BCP's customers. BCP shall give BCI reasonable advance notice of its scheduled load-out requirements. BCI assumes no liability for loss or contamination of vinyl esters or methanol.

            6.  Tankage. BCP shall be permitted to use the existing ammonia
                -------
            storage tank and all existing ammonia transfer lines within the Acquired Plants for the storage and handling of ammonia for a period of up to ninety (90) days

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       following BCP's shut down of its ammonia plant, but not to extend beyond
       December 31, 2000. BCP shall be responsible for maintaining the ammonia tank and all ammonia pipelines and related equipment in good order and condition. BCP shall de-inventory the ammonia tank and associated pipes (excluding the barge dock pipeline) in accordance with Section 7.3(f) of the Conveyance Agreement. For the first six (6) months following the closing under the Conveyance Agreement and, if BCI does not exercise its option under the Conveyance Agreement to purchase BCP's methanol business, then (i) for remainder of the term of this Agreement or (ii) until BCP gives BCI not less than 30 days advance written notice that it has discontinued the operation of the methanol production assets under the terms of the Conveyance Agreement, whichever is shorter, BCP shall also be permitted to use, concurrently with BCI, the existing methanol storage tanks and all existing methanol transfer lines within the Acquired Plants for the storage and handling of methanol. During the Interim Period and any Extended Period (as defined in the Conveyance Agreement), BCP's quantity of methanol in the storage tanks shall at no time exceed 5 million gallons (the "Storage Cap") and shall be determined by survey of the methanol production day tanks that are transferred on a batch basis to the methanol storage tanks. BCI employees may participate in taking the daily readings. BCI may, at its option and sole expense, install meters determining the flow from the production day tanks to the methanol storage tanks. The parties shall meet monthly to reconcile any differences between book and physical inventories, and any difference in

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            excess of 1/2% shall be adjusted as required. If BCP continues to own and operate the methanol business after the Interim Period or any Extended Period, the Storage Cap in the preceding sentence may, at BCP's option, which option may be exercised by giving BCI not less than 30 days advance written notice, be increased to not more than 7 million gallons. After the initial exercise of this option, the Storage Cap shall be subject to further periodic adjustment by BCP, up to the total of 7 million gallons, but not more often than once every 12 months. BCP shall pay BCI a monthly facility fee for the use of the methanol storage tanks and transfer lines measured by multiplying the maximum Storage Cap in each month by $0.003 per gallon.

            7.  Stormwater. BCI shall have a right to drain the surface of the
                ----------
            Acquired Plants which is outside of diked areas into natural and man-made drainage ditches, swales, culverts and tiles on the BCP Plant. BCI shall also have the right to pump any stormwater from the surface of the Acquired Plants which is inside of diked areas into the BCP bio plant and deepwell treatment facilities, provided, however, that BCI shall not allow contaminated surface waters to be discharged onto the BCP Plant and provided, further, that BCI shall obtain any LPDES permits that may be required from the Louisiana Department of Environmental Quality for the collection or diversion of surface waters by BCI. BCI will pay the charge specified in Exhibit C, and all surface water tendered by BCI for discharge by the BCP treatment facilities shall also meet the specifications and not exceed the limits specified in Exhibit C. BCI's right under the first sentence of this section shall survive any termination of this Agreement.

       8.  Fees and Charges.
           ----------------

  (a)  Costs. In calculating the fees and charges for the utilities and services
       -----
       which are the subject of this Agreement and are set forth in Exhibit C, all of BCP's costs of providing utilities and services, whether fixed or variable, shall be determined pursuant to BCP's normal internal accounting systems and procedures, in a manner consistent with the existing policies of BCP for other operating units within the BCP Plant as described on Exhibit C. BCI and BCP each represents and warrants to the other that the accounting systems and procedures they employ will conform to generally accepted accounting principles. BCP and BCI will promptly inform each other of any changes in their standard accounting procedures that would affect the prices of utilities or services provided hereunder.

  (b)  Meters.  The quantities of potable water, demineralized water, clarified
       -------
       water and nitrogen supplied by BCP hereunder shall be determined by meters supplied and maintained by BCI. The quantities and heating content of steam and vent gas supplied by BCI, or steam provided by BCP, and the quantity and content of wastewater accepted by BCP into the BCP Plant waste treatment system shall be determined by meters which shall be supplied and maintained by BCI in the case of vent gas and wastewater meters and supplied and maintained by BCP in the case of steam meters. The quantities of electric power purchased by BCI from a third party shall be determined by meters supplied by BCI and maintained by BCP, at the sole cost and expense of BCI, at the points where the provider's transmission line ties into the BCP distribution system and the point where BCI ties into the BCP system. The party responsible for each meter shall have a mutually agreeable independent contractor calibrate, prove and seal each meter at the time it is placed into service hereunder and provide documentation of such calibration to the other. All meters shall be recalibrated quarterly in accordance with the recommendations of the manufacturer. Each party shall be given reasonable notice of and the right to observe the calibration of the other's meters. If during calibration any meter is found to be inaccurate by more than two percent (2%), the parties shall endeavor to agree on an appropriate adjustment to be made to billings for the period from the previous calibration. If, following good faith negotiations, the parties are unable to agree upon an appropriate adjustment, the readings for the last half of the period since the prior calibration shall be adjusted by the amount of the inaccuracy.

   (c) Audit.  BCP and BCI shall have the right, not more than once each year,
       -----
       to have all books and records pertaining to any fees or charges assessed by the other hereunder based on costs, audited by an independent accounting firm selected and paid for by the party requesting the audit. Such accounting firm will maintain the confidentiality of books and records being audited and shall either verify the correctness of the fees and charges assessed hereunder, or advise the parties of the composite adjustments required to correct any discrepancies for the period being audited.

   (d) Invoicing.  All annual charges set forth on Exhibit C shall be payable
       ---------
       in advance beginning on the date hereof and thereafter on each anniversary of such date. For all other utilities and services fees set forth on Exhibit C, each party shall prepare and deliver to the other a monthly invoice for the utilities and services it provided to the other during the previous calendar month. The invoices shall separately identify in reasonable detail the amounts owed for the various utilities and services provided hereunder, including volume and cost per unit data where applicable. Each invoice shall be payable in full within thirty
       (30) days of the invoice date. All invoices shall include sales and uses taxes, if any, payable by the purchaser of a particular utility or other service.

       9.  Geismar Area Mutual Aid System; Safety Standards. BCP and BCI shall
       ----------------------------------------------------
       be members of the Geismar Area Mutual Aid System and shall comply with its membership requirements.

       10.  Temporary Access.  BCP and BCI shall each be provided temporary
       ----------------------
       access over the BCP Plant and the Acquired Plants, respectively, using such routes as the other party shall reasonably direct, as are reasonably necessary, from time to time, in order for BCP or BCI to perform initial construction or any maintenance, removal or replacement of those portions of any improvements, facilities, devises or systems which either of them is to install and/or maintain under this Agreement.

       11.  Indemnities.
       ------------------

   (a) Indemnification by BCI.  Subject to the terms, conditions and limitations
       ----------------------
       of paragraphs (c) and (d), BCI shall hold harmless, indemnify and defend BCP, its successors, permitted assigns and affiliates (other than BCI) and their respective shareholders, partners, directors, officers and agents (the "BCP Indemnitees") from and against all damages, losses, liabilities, penalties, fines, assessments, judgments, settlement payments, expenses (including reasonable fees of counsel and other experts), claims, demands, and other legal or arbitration proceedings ("Losses") incurred by any BCP Indemnitee that result from or arise out of any of the following:

       (i) a default by BCI of its obligations under this Agreement that is not cured by BCI within 30 days of its receipt of written notice thereof from BCP;
       (ii) any failure of BCI to comply with the terms of any EPA, LDEQ or other governmental statute, regulation, authorization, permit or order in providing or receiving utilities or services hereunder;
       (iii) any claim brought by a third party based on or arising out of the operation of the New BCI Plant or the Acquired Plants, including, without limitation, any claim based, in whole or in part, on a curtailment or outage of electrical power or a failure, curtailment or delay by BCP, for any reason, to provide utilities or services hereunder;
       (iv) any release or discharge of wastewater or storm water by BCI in violation of Section 3 or 7 hereof;

       (v) any property damage, injury or death suffered by any third party caused by the negligence of BCI or its employees, agents, contractors or invitees in connection with the performance of its obligations with respect to the provision or receipt of utilities or services under this Agreement; and
       (vi) any property damage suffered by BCP, but only to the extent any such Losses are caused by the gross negligence of BCI, its employees and agents.

   (b) Indemnification by BCP.  Subject to the terms, conditions and
       ----------------------
       limitations of paragraphs (c) and (d), BCP shall hold harmless, indemnify and defend BCI, its successors, permitted assigns and affiliates (other than BCP) and their respective shareholders, partners, directors, officers and agents (the "BCI Indemnitees") from and against all Losses incurred by any BCI Indemnitee that result from or arise out of any of the following:

       (i) a default by BCP of its obligations under this Agreement that is not cured by BCP within 30 days of its receipt of written notice thereof from BCI;
       (ii) any failure of BCP to comply with the terms of any EPA, LDEQ or other governmental statute, regulation, authorization, permit or order in providing or receiving utilities or services hereunder;
       (iii) any claim brought by a third party based on or arising out of the operation of the BCP Plant, including, without limitation, any claim based, in whole or in part, on a curtailment or outage of electrical power or a failure, curtailment or delay by BCI, for any reason, to provide utilities or services hereunder;

       (iv) any spill, release or loss of ammonia or other products in connection with the services provided by BCI under Sections 5 and 6 hereof, except caused by the gross negligence or willful misconduct of BCI;
       (v) any property damage, injury or death suffered by any third party caused by the negligence of BCP or its employees, agents, contractors or invitees in connection with the performance of its obligations with respect to the provision or receipt of utilities or services under this Agreement; and
       (vi) any property damage suffered by BCI, but only to the extent any such Losses are caused by the gross negligence of BCP, its employees and agents.

   (c) Indemnification Procedures.  The following procedures shall govern
       --------------------------
       claims made hereunder:

       (i) The party claiming indemnification (the "Claimant") shall expressly notify the party from whom indemnification is sought (the "Indemnitor") in writing of the basis for the Claimant's claim hereunder promptly after the Claimant learns of any such claim; provided, however, that the failure to so notify the Indemnitor
             --------  --------
             shall not relieve the Indemnitor of its obligations hereunder, except to the extent, if any, that the Indemnitor has been prejudiced by the lack of timely and adequate notice.
       (ii) With respect to claims between the parties, the Indemnitor shall have 30 days to investigate the claim and the Claimant shall make available information substantiating the claim.

       (iii) With respect to third-party claims, the Indemnitor shall have the right to assume at its full cost and expense the control of all legal proceedings, subject to the right of the Claimant to participate (at its full cost and expense and with counsel of its choice) in the defense, compromise or settlement thereof. The Indemnitor will not compromise or settle any such claim or proceeding without the prior written approval of the Claimant, which approval will not be unreasonably withheld and in any event will not be withheld if the settlement provides solely for a cash payment and provides for a full and complete release of the Claimant and its affiliates.

   (d) Limitations.  Notwithstanding anything in this Agreement to the contrary,
       -----------
       neither party makes any representations or warranties with respect to the utilities or services provided hereunder, other than the limited warranty to provide such utilities and services in accordance with the terms and specifications provided herein. Each party's total liability to the other party based upon a breach of such limited warranty or otherwise based upon the quality or deficiencies of any of the utilities or services supplied hereunder shall not exceed the fees paid for the applicable utility or service for the period during which such utility or service was noncompliant or deficient. In no event whatsoever shall either party be liable, whether in contract, tort or otherwise, for any special, indirect, punitive, incidental or consequential damages.

   (e) Survival of Indemnities.  Upon termination of this Agreement, the terms
       -----------------------
       and conditions of this Paragraph 11 shall survive until the lapse of the applicable statute of limitations.

       12. Further Assistance.  To the extent reasonably required by either
           -------------------
       party to deliver or receive a utility or service under this Agreement, BCI and BCP each agree, upon request of the other, (i) to cause the real property to be subjected to servitude to be surveyed and a legal description thereof to be prepared and (ii) to execute one or more servitude agreements in recordable form as appropriate. BCI and BCP shall share the cost of such surveys and agreements equally.

       13. Assignment.  Neither party may assign its rights or obligations
           -----------
       hereunder to any non-affiliated third party without the other party's prior written consent; which consent shall not be unreasonably withheld; provided, however, that either party may assign its rights and obligations under this Agreement without the consent of the other party if all of the following applicable conditions are met:

       (a) If BCI is the party making the assignment, the assignee acquires all or substantially all of BCI's right, title and interest in and to the new BCI Plant or the Acquired Plants; and
       (b) If BCP is the party making the assignment, the assignee acquires substantially all of BCP's right, title and interest in and to those portions of the BCP Plant necessary to deliver the utilities and services to be furnished hereunder; and

       (c) The assignee expressly assumes and agrees to perform the obligations of the assignor under this Agreement and delivers a signed copy of such assumption to the other party.

       14.  Insurance.  BCI shall provide insurance coverage for the New BCI
       --------------
       Plant and the Acquired Plants and its property located on the real property of BCP. BCP shall provide insurance coverage for the BCP Plant and any of its property located on the real property of BCI. Each party hereto shall have and maintain worker's compensation insurance in compliance with the laws of the State of Louisiana, and employer's liability insurance with a minimum limit of $500,000. Each party shall provide the other party with satisfactory evidence of General Liability insurance coverage with a combined bodily injury and property damage single limit of no less than $5,000,000.00. Each party hereto agrees to release and waive, and hereby releases and waives, all rights of subrogation against the other possessed by its insurers to the extent permitted under its policies of insurance. BCI or BCP may self-insure, at its election, any of its obligations under this Section 14.

       15.  Notices.  All notices under this Agreement shall be in writing and
       -------------
       shall be sent registered or certified mail, return receipt requested, addressed to the proper party at the address shown below, unless said address shall have been changed by written notice:

               BORDEN CHEMICAL, INC.
               180 East Broad Street
               Columbus, Ohio 43215
               Attn: President

               BORDEN CHEMICALS AND PLASTICS OPERATING LIMITED PARTNERSHIP Highway 73 and 30
               Geismar, LA  70734
               Attn:  Vice President - Manufacturing

       16.  Modifications.  This Agreement shall not be modified or changed,
       -------------------
       except by written instrument executed by a duly authorized officer of both of the parties hereto.

       17.  Applicable Law.  The place of performance of this Agreement is the
       --------------------
       State of Louisiana, and the laws of said state shall govern the rights of the parties hereto.

       18.  Invalidity of Particular Provisions.  If any term or provision of
       -----------------------------------------
       this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

       19.  Term.  The term of this Agreement shall commence as of the date
       ----------
       hereof and continue for an initial term of ten (10) years. Thereafter, the term shall be automatically extended on a year to year basis, unless and until BCI gives BCP not less than three hundred sixty (360) days, or BCP gives BCI not less than 24 months, advance written notice of termination prior to the end of the initial term or any anniversary thereof. In the event this Agreement is terminated by BCP, or in the event BCP declines a request by BCI for increased capacities under Section 1(k) or 3(d) hereof, and in the further event that it is necessary for BCI to obtain easements or rights of way across the BCP Plant in order to procure any utilities or services from other sources, then BCP agrees that it will grant such easements or rights of way to BCI along mutually agreed, reasonably convenient routes. Notwithstanding the foregoing, BCI may, at any time upon not less than three hundred sixty (360) days written notice to BCP, discontinue the receipt of any one or more utilities or services hereunder, without terminating this Agreement with respect to any remaining utilities or services.

       20.  Force Majeure.  No party hereto shall be deemed in default with
       -------------------
       respect to any of the terms, covenants and conditions of this Agreement which are to be performed, to the extent that the party's failure to timely perform the same is caused by any strike, lockout, labor trouble, civil disorder, injunction, governmental law, regulation rule or order, riots, insurrections, fire, sabotage, explosion, war, acts of God, inability to obtain raw materials or electric power, equipment outage or loss of equipment beyond the reasonable control of the non-performing party, or any other cause beyond the reasonable control of the non-performing party. Such party shall promptly notify the other party of the occurrence of such event and shall use its reasonable best efforts to remedy such event as soon as practicable, provided that the settlement of any strike, lockout or labor trouble shall be within the sole discretion of the affected party. If any force majeure event affects only part of BCP's or BCI's capacity to provide a utility or service hereunder, then the affected party shall, to the extent permitted by its contractual obligations to others existing on the date hereof, allocate its available utility or service hereunder in a fair and equitable manner between its own requirements and its obligations to the other party under this Agreement. If either party is prevented from performing for any of the foregoing reasons, it shall cooperate with the other party's efforts to obtain an alternate supply of the affected utility or service.

       21.  Coordination of Outages and Curtailments.  Except in the event of
       ---------------------------------------------
       unplanned outages or equipment problems and other emergencies, each party shall provide written notice to the other at least 7 days prior to commencing any maintenance, repair or replacement that could reasonably be expected to stop or materially reduce its demand for or ability to supply any one or more utilities or services, as the case may be. To the maximum extent commercially practicable, the parties will work together to coordinate outages and production curtailments in order to prevent or minimize the adverse impact, if any, on their respective plants and operations resulting from decreases in the demand for or ability to supply utilities or services as the case may be.

       22.  Provisions Binding; No Third Party Beneficiaries.  All rights and
       ------------------------------------------------------
       liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several and respective successors and permitted assigns of said parties. Nothing contained in this Agreement is intended or shall be construed to afford any person, other than a party hereto (including any successor or permitted assign) or the persons expressly entitled to indemnification under Section 11(a) or (b) hereof, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision hereof.

       23.  Captions.  The captions and headings used throughout this Agreement
       --------------
       are for convenience of reference only and shall not affect the interpretation of this Agreement.

       24.  Relationship of Parties.  Nothing contained in this Agreement shall
       ----------------------------
       be deemed or construed by the parties hereto, or by any third party, to create the relationship of principal and agent or of partnership or of joint venture or of any association whatsoever between BCP and BCI, it being expressly understood and agreed that no provisions contained in this Agreement, nor any act or acts of the parties hereto, shall be deemed to create any partnership, joint venture, or agency relationship between BCI and BCP.

       25.  Entire Agreement.  This Agreement constitutes the entire
       ---------------------
       understanding between the parties with respect to the utilities and services to be provided hereunder, and supercedes all prior contemporaneous agreements between the parties hereto in respect of the subject matter hereof as well as the previous Utilities and Services Agreement between the parties dated January 26, 2000.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers to be effective as of the day and year first above written.

                                        BORDEN CHEMICAL, INC.


                                        By:________________________________


                                        BORDEN CHEMICALS AND
                                        PLASTICS OPERATING LIMITED
                                        PARTNERSHIP
                                        BCP Management, Inc., General Partner

                                        By: _______________________________

                                   EXHIBIT C
                                  ----------
                                      to
                                      --
                       UTILITIES AND SERVICES AGREEMENT
                       --------------------------------


                            BCP UTILITY INFORMATION
                              GEISMAR, LOUISIANA


1.  Demineralized Water
    -------------------

    A. Cost basis: Actual unit cost + 5% until 12/31/2002 and
       10% thereafter                       = Charge to BCI
       Plus Annual Infrastructure charge    = $5,000 until 12/31/2002 and
                                            $10,000 thereafter

    B. Specifications:
       Total hardness              less than 0.2ppm
       pH                          8.0 minimum
       Silica                      less than 0.5ppm
       Conductivity                less than 15 micromhos, 24 hour average
       Conductivity                less than 30 micromhos, any 60 minute average

    C. Delivery conditions:

                         New Plant           Acquired Plant
                         ----------------------------------

       Flow:             220 gpm minimum    200 gpm minimum
       Pressure:         85 psig minimum    85 psig minimum

    D. Preheated Boiler Feed Water is included at an upcharge based on BTU content

2.  Clarified Water
    ---------------

    B. A. Cost basis: Actual unit cost + 5% until 12/31/2002 and
       10% thereafter                      = Charge to BCI
       Plus Annual Infrastructure charge   = $10,000 until 12/31/2002 and
                                            $20,000 thereafter

    B. Specifications:

           Turbidity                       less than 5 NTU
           Total hardness                  80-120 ppm
           PH                              9.8-10.5

    C. Delivery conditions:

                        New Plant           Acquired Plant
                        ----------------------------------

        Flow:           300 gpm minimum    350 gpm minimum
        Pressure:       70 psig minimum    70 psig minimum


3.  Potable Water
    -------------

    A.  Cost basis:  Clarified water charge less $0.05/1000 gallons + 5% until
        12/31/2002 and 10% thereafter       = Charge to BCI
        Plus annual infrastructure charge   = $2,500 until 12/31/2002 and
                                            $5,000 thereafter

    B.  Specification:
            Chlorine                   0.25-1.0 ppm
            Turbidity                  1.0-1.5 NTU (typical)

    C.  Delivery conditions:

                        New Plant             Acquired Plant
                        ------------------------------------

            Flow:        35 gpm minimum       35 gpm minimum
            Pressure:   100 psig minimum    100 psig minimum


4.  Firewater
    ---------

    A.  Cost basis:
          Standby charge only       = $12,500 until 12/31/2002 and 25,000 per
                                    year thereafter

    B.  Specifications:
          Same as clarified water.

    C.  Delivery conditions:
          Flow      1300 gpm minimum
          Pressure  150 psig minimum

5.  Steam
    -----

    A.  Cost basis:  Actual unit cost + 5% until 12/31/2002 and 10% thereafter
                                        = Charge to BCI
    B.  Cost basis:  Same cost as A     = Charge to BCP
        Plus annual infrastructure charge to both BCP and BCI
                                        = $5,000 until 12/31/2002 and
                                        $10,000 thereafter

    C.  Specifications:
          Pressure                      = 150 psig minimum
          Temperature                   = 365F minimum (saturated)

    D.  Delivery conditions:
                        New Plant               Acquired Plant
                        --------------------------------------

          Flow          N/A                 65M lbs/hr minimum
          Pressure      N/A                 150 psig minimum

6.  Nitrogen
    --------

    A.  Cost basis: Actual unit cost + 5% until 12/31/2002 and 10% thereafter
                                            = Charge to BCI
        Plus annual infrastructure charge   = $2,500 until 12/31/2002 and
                                            $5,000 thereafter

    B.  Specifications:
          Oxygen content    40 ppm max

    C.  Delivery conditions:
                        New Plant             Acquired Plant
                        ------------------------------------

          Flow          N/A                 200 SCFM minimum
          Pressure      N/A                  35 psig minimum

7.  Instrument Air
    --------------

    A.  Cost basis: Annual infrastructure charge only = $5,000 until 12/31/2002 and $10,000 thereafter

    B.  Specifications:
          Dew point     -   40F maximum

    C.  Delivery conditions:
                        New Plant             Acquired Plant
                        ------------------------------------

          Flow:         N/A                 300 SCFM minimum
          Pressure:     N/A                  60 psig minimum

8.  Wastewater to BioPlant
    ----------------------

    A.  Cost basis:  Actual unit cost +5% until 12/31/2002 and 10% thereafter
                                            = Charge to BCI
        Plus annual infrastructure charge   = $10,000 until 12/31/2002 and
                                            $20,000 thereafter

    B.  Specifications:

          Wastewater from BCI Acquired Plants must only be from routine operations. Non-routine wastewater (i.e. from spills) must be contained until advised by BCP that water is ready for processing. In addition, water from UFC production must be approved before processing.

    C.  Delivery conditions:
          100 GPM maximum into process sump

9.  Wastewater to Deepwell
    ----------------------

    A.  Cost basis:
          Actual unit cost + 5% until 12/31/2002 and 10% thereafter
                                            = Charge to BCI
          Plus annual infrastructure charge = $5,000 until 12/31/2002 and
                                            $10,000 thereafter

    B.  Specifications:

          Wastewater to be only blowdown from cooling towers and will not contain materials in sufficient quantities to cause the blowdown stream to be a hazardous material as defined in RCRA regulations.

    C.  Delivery conditions:
          Flow          20 gpm maximum
          Pressure      50 psig minimum

10. Water to Sanitary Sewer
    -----------------------

    A.  Cost basis: Annual usage charge only    = $7,500 until 12/31/2002 and
                                                $15,000 thereafter

    B. Specifications: Normal sanitary sewer water containing no organic waste material

    C.  Delivery conditions:    Flow 10 GPM max

11. Electrical Distribution System
    ------------------------------

    A.  Cost basis:
          Annual infrastructure charge only     = $17,500 until 12/31/2002 and
                                                $35,000 thereafter
          Plus cost of direct maintenance on electrical breakers and feeders serving the Acquired Plants.

    B.  Specifications:  Not applicable

    C.  Delivery conditions:  Not applicable

12. Breathing Air
    -------------

    A.  Cost basis:  Annual usage charge only   = $2,500 until 12/31/2002 and
                                                $5,000 thereafter

    B.  Specifications:
          Oxygen            20% (vol.) minimum
          CO                20 ppm maximum

    C.  Delivery conditions:
          Flow:             Emergency usage only
          Pressure:         50 psig minimum

13. Vent Gas
    --------

    A.  Cost basis: Actual unit cost (based on 50% of BTU content) + 5% until
        12/31/2002 and 10% thereafter           = Charge to BCP

    B.  Specifications:  Not applicable

    C.  Delivery conditions:
          Pressure: Slightly positive to allow flow to incinerators

14. Truck Scales
    ------------

    A.  Cost basis:  Use as required without charge.

15. Cold Box Flare System
    ---------------------

    A.  Cost Basis: Annual use charge only    = $5,000 until 12/31/2002 and
$10,000 thereafter